Exhibit 99.1

CODE OF ETHICS BOOKLET

Standards of Conduct

Responsibilities

Titan’s Standards of Conduct prescribe specific guidelines that all employees should understand and follow.  As used in this booklet, the term “employee” includes company consultants and individuals who work for Titan as independent contractors.(1)   This Code of Ethics booklet provides general guidance applicable to all Titan employees, managers, and supervisors.

All Employees

Each employee has the responsibility to be alert to and avoid situations that could result in illegal, unethical or otherwise improper conduct.

Each employee should have a clear understanding of Titan’s Codes, Standards of Conduct and Operating Principles, as well as of Titan’s policies applicable to an employee’s business unit. It is the obligation of each employee to seek clarification or counsel from his or her supervisor if in doubt.

All employees shall at the time of hire, read, understand and sign the statement of commitment to Titan’s Codes, Standards of Conduct and Operating Principles, which is distributed with this booklet.  Each employee must annually read, understand and sign a statement of reaffirmation of commitment to Titan’s Codes, Standards of Conduct and Operating Principles.  In addition, each employee must participate in training sessions relating to these Codes, Standards of Conduct and Operating Principles.

All improper conduct by anyone at Titan, inadvertent or otherwise, must be reported to Titan.  Employees who violate Titan’s Codes, Standards of Conduct, Operating Principles, or applicable policies will be subject to discipline.

Management Employees

Each company supervisor should take action to provide reasonable assurance that all employees under his or her supervision receive adequate education and training in Titan’s Codes, Standards of Conduct and Operating Principles, and in any company policies that may be relevant. Each supervisor also shall ensure that employees under his or her supervision read and understand this booklet, and so certify, at the time of hire and annually thereafter.

An open work environment should be established to encourage frank discussion of compliance with Titan’s Codes, Standards of Conduct and Operating Principles, and applicable policies. Management must also stress to employees the importance of integrating these operating concepts into their daily activities as employees of Titan.

(1)                                  As used in this booklet, “consultant” means a person who assists Titan in developing business, interfacing with customers, or negotiating with customers on behalf of Titan. Other consultants and independent contractors will be subject to this policy and will receive training to the extent required by their job responsibilities for Titan.

It is also important that management set an example for employees under its supervision by making and demonstrating their own personal commitment to Titan’s operating principles.

Management shall ensure that an adequate system of internal controls is in place, properly maintained, and followed.

Accounting and Financial Reporting

Titan managers and supervisors who are involved in, or who affect accounting and financial reporting activities, need to ensure that their employees are properly trained and follow established company policies and procedures, and generally accepted accounting principles to include the following:

•                                          Ensure the integrity of Titan’s accounting books, records and reports.

•                                          Comply with all Titan accounting policies and procedures including the company’s established and disclosed cost accounting practices.

Time Charging, Expense Reports, and Billings

Titan managers and supervisors who are involved in reviewing and approving time cards, expense reports, and billing need to ensure that their employees are properly trained and follow established company policies and procedures, and applicable regulations.

Time Charging

It is imperative that employees accurately record their time worked in accordance with established company procedures. It is equally important that labor hours are recorded against the contract, job number or activity against which the work was actually performed. Misrepresenting one’s time charges is strictly prohibited.

All Titan employees are required to prepare and submit timely and proper time cards. Mischarging of time is a serious violation of Titan’s Standards of Conduct and could result in the commission of an illegal act.

Expense Reports

Titan employees are expected to prepare expense reports in a timely, accurate and truthful manner. Only expenses properly incurred and substantiated for Titan business purposes should be submitted for reimbursement. Titan managers, as approvers of expense reports, are expected to ensure their employees adhere to established company policies and procedures.

Billings

Titan managers and supervisors should ensure that costs are properly classified and allocated in compliance with pertinent government accounting regulations (when contracting with the government), including:

•                                          Cost Accounting Standards

•                                          Cost principles governing cost allowability.

•                                          Contract clauses and other provisions governing payments and billings.

•                                          Titan’s disclosed cost accounting practices.

Titan managers and supervisors should ensure that all billings to customers accurately reflect the actual amount due for the supplies or services rendered and are properly screened for any unallowable or otherwise non-billable costs or fees.

Conflicts of Interest

Conflict of interest situations arise when a person in a position of trust is involved in a private interest that conflicts with the responsibilities of that position of trust. Conflict of interest situations are particularly sensitive because perceptions are as important as are real facts of the situation. Employees must be aware of and avoid any situations when performing their job that might impair or even appear to impair their ability to be fair and objective. In other words, we should avoid even the appearance of a conflict of interest. We should also be alert to and avoid situations that could cause a customer’s employee to violate his or her own standards of conduct.

Gifts, Gratuities and Entertainment

Titan’s systems and services are offered solely on the basis of quality, performance and price. No director, employee, or consultant can give gifts, gratuities or favors of significant value to a customer, supplier or anyone else if it could reasonably be viewed as being done to gain preferential treatment or business advantage.  Such an act would constitute a serious violation of Titan’s standards of conduct, and could also be a violation of civil and criminal laws.

To Government Personnel:

It is important to remember that federal, state, and local laws and regulations govern our relations with government customers and suppliers that prohibit or modify the customary practices governing our relations with commercial accounts. Persons employed by federal, state, and local government departments and agencies are by law and regulation restricted from accepting entertainment, meals, gifts, gratuities and other items of value from companies and persons with whom those departments and agencies do business or over whom they have regulatory authority.  Accordingly, it is Titan’s policy that employees not provide or offer gifts, gratuities, entertainment or favors to government customers or officials, including the purchase of meals, when the action may result in a conflict of interest (or an appearance of a conflict of interest), such as an attempt to influence a contract award, or a violation of the government employee’s own rules. Permissible exceptions are providing items of nominal values such as a coffee mug, and refreshments, such as drinks, coffee and donuts on an occasional basis in connection with business activities.

From time to time, Titan may be required to host symposia or meetings which involve working lunches or dinners served on Titan premises. Government employees and other customers will be afforded a proper opportunity to pay a fair and equitable amount for the cost of such services to avoid all appearances of a conflict of interest.

To Non-Government Personnel:

In dealings with customers and suppliers, other than the government, commonly accepted business customs will dictate acceptable practices provided they comply with all pertinent laws as well as the general spirit of this standard. As long as it does not violate the standards of conduct of the recipient’s organization, it is an acceptable practice to provide meals, refreshments and entertainment of reasonable value in connection with business discussions with non-government personnel.  Gifts, other than those of reasonable value to private individuals or companies, are strictly prohibited.

To Foreign Customers, Government Personnel and Public Officials:

The Foreign Corrupt Practices Act (“FCPA”) provides that no company officer, director, employee or consultant may give meals, gifts, gratuities, entertainment or any other things of value to personnel of foreign governments, foreign public officials, or foreign political parties for the purpose of influencing an official act or decision in order to obtain or retain business for the company or to secure any improper advantage.  You may, however, provide foreign customers with ordinary and reasonable meals and small token gifts but only if they are in good taste, are permitted by applicable local law, and are permitted by the customer’s own policies and procedures.  Any other entertainment, and any type of travel at company expense, must be approved in advance by the sector FCPA lead. Gifts and meals must be customary in type and value in the marketplace in the recipient’s country.  Gifts may only be made as a courtesy or token of regard or esteem, or in return for hospitality.  Under no circumstances are gifts be made in cash.  Employees and consultants who are involved in international business must become familiar with the company’s policies implementing the FCPA.

Any employee who is uncertain about the scope of these laws should seek assistance from his or her sector FCPA lead, the Sector General Manager, the Vice President of Compliance & Ethics, or Corporate Legal Counsel.

From Suppliers

No employee shall solicit gifts, gratuities, entertainment or favors of any kind from suppliers or potential suppliers to the company. However, acceptance of meals, refreshments, promotional items and other similar business courtesies that are of reasonable value and consistent with commonly accepted business customs is permitted, provided that such practices comply with applicable laws and the general spirit of this Code of Ethics.  Employees are expected to exercise good judgment to ensure that even the appearance of impropriety is avoided.  Any questions should be directed to the employee’s supervisor or the Vice President of Compliance & Ethics.

All offers of gifts, gratuities, or favors from suppliers, other than those permitted under this Code of Ethics, must be reported immediately to one’s supervisor; such offers may be accepted only upon prior approval by the Vice President of Compliance & Ethics or corporate legal counsel. Our suppliers also are encouraged to report to us any solicitations by employees of gifts, gratuities or favors.

Employment of Former Government Employees

Government laws provide for statutory bars on certain activities of former government employees for specified periods of time. In addition, former government employees and armed services officers have statutory reporting requirements concerning their responsibilities in their new employment.  The company requires that all such employees comply with their respective reporting requirements and other fiduciary responsibilities under the laws.  It is also the responsibility of all employees to be alert to and avoid situations which could compromise a fellow employee’s compliance with these laws.

Any employee who is uncertain about the scope of these laws should seek assistance from Corporate Legal Counsel.

Outside Activities

Employees are prohibited from holding positions as an owner, officer, employee, director or any other position in another business enterprise if the commitment or enterprise:

•                                          Is a customer of or supplier to Titan.

•                                          Is a competitor of Titan.

•                                          Will interfere with the proper discharge of the employee’s duties at Titan or involve obligations which conflict with the interests of Titan.

Participation in a private business or professional activity or any material, private financial interest, including related party transactions, which may conflict with the legal, fiduciary or other interests of Titan, is prohibited.  Prior to entering into any such activity or transaction, full written disclosure of all such outside activities must be made to an employee’s direct supervisor, who will forward the disclosure through the Sector General Manager to the Vice President of Compliance & Ethics, and written approval must be received from the Vice President of Compliance & Ethics before undertaking activities of this nature.

Confidential or “Inside Information”

Officers and Directors of Titan must comply with Securities and Exchange Commission (SEC) requirements for reporting of and timing of transactions in the company’s stock. Corporate Legal Counsel should review these transactions prior to execution.

Any employee having access to confidential or “inside information” not available to the general public, or special knowledge acquired in the course of business in Titan, must not disclose such information to others or use the information for private gain for themselves or others. For example, any person with such information must not capitalize on it by trading in the stock of Titan or another company before the information is available to the public.

Employment of Relatives or Persons in the same Household

Titan does not prohibit the hiring of persons (either as employees or consultants) related to current employees or persons living in the same household. However, if an employee’s relative or a person living in the same household will be hired as an employee or consultant, the Vice President of Compliance & Ethics shall be notified prior to an offer of employment and the nature of the relationship disclosed so that an assessment of any potential conflict of interest may be made. A conflict of interest exists if your spouse or partner also works at Titan and is in a reporting relationship to you.  Employees should not supervise nor be in a position to influence the hiring, work assignments or assessments of someone with whom they have a close personal or familial relationship.

Political Contributions

Federal laws and certain foreign, state and local laws prohibit a corporation from making a contribution to candidates, campaigns or political parties. Accordingly, Titan will make no direct or indirect contribution of company funds to candidates, campaigns or political parties that are forbidden by law.

All directors, employees and consultants may engage in political activities in an individual capacity on such person’s own personal time and expense.

Competitive Information

Directors, employees and consultants will not use improper means of gathering information about competitors.  Illegal or unethical competitive practices such as obtaining or possessing unauthorized proprietary or competitive sensitive information from competitors or customers are prohibited. The misrepresentation of oneself or situation in order to obtain competitor’s information is unacceptable and a violation of these Standards of Conduct.

Purchasing

Materials, supplies, consulting and other services will be purchased from qualified suppliers meeting the price, performance, quality and delivery schedule requirements of Titan.

Purchasing activities will:

•                                          Meet the highest ethical standards in all areas such as source selection, awards, and negotiation.

•                                          Comply with applicable government regulations and contract provisions.

•                                          Have proper internal controls and compliance monitoring.

•                                          Accept for use only those goods that meet contract specifications and pass required inspection procedures.

•                                          Maintain and encourage competition.

•                                          Comply with the guidelines on gifts, gratuities and entertainment in this Code.

All offers of gifts, gratuities, or favors from suppliers must be reported immediately to one’s supervisor. Our suppliers are also encouraged to report to us any solicitations by employees of such gifts, gratuities or favors.

Contracting and Pricing

Employees and consultants who have responsibility for contracting and pricing of Titan products and services will:

•                                          Comply with all government procurement rules and regulations (when proposing to the government) governing contracting and pricing activity, including compliance with the provisions of the Truth In Negotiations Act which requires current cost or pricing data and certification that the data are current, complete and accurate.

•                                          Comply with Titan’s established and disclosed cost accounting practices.

•                                          Adhere to cost accounting standards and the cost principles governing cost allowability (when contracting with the government).

•                                          Establish competitive prices and costs which fairly and realistically reflect all aspects of what is involved to deliver the final product or service to our customers.

•                                          Conduct negotiations in a competitive but ethical and business-like manner.

Company and Customer Resources

It is the responsibility of each director, employee, and consultant to protect and conserve Titan and customer resources. These resources include, but are not limited to, business opportunities which are discovered through the utilization of Titan property, information or position.  Such business opportunities belong to Titan and may not be taken by individuals for personal gain.  Any such opportunities must first be offered to Titan through an employee’s manager or supervisor before any act is taken for personal benefit.  If Titan expressly agrees in advance in writing, an employee may take such a business opportunity personally.  However, no one may engage in an activity directly in competition with Titan.

Property

Unauthorized use of company or customer property for other than official company (or customer) business is prohibited. Property includes but is not limited to assets such as equipment, cash, buildings, technology, software and data.

All Titan property must be safeguarded from misuse, loss or destruction, and accurately and completely accounted for on the books and records of Titan.  All employees have the obligation to protect and conserve company property.

Customer property in the possession of Titan should be safeguarded and conserved in the same manner as company property, unless special customer property require additional procedures, in which case such requirements will apply.

Proprietary Information, Copyrights and Inventions

All employees are obligated to:

•                  Not remove from their former place of employment any information that is or might be considered private or proprietary by that employer, such as books, computer printouts, notes and trade secrets, unless authorized in writing to do so by official representatives of the employer.

•                  Not disclose or use Titan or customer private or proprietary information except as required by the normal business activity of Titan.

•                  Not take, disclose, or use Titan or customer private or proprietary information upon terminating employment with Titan unless authorized to do so in writing by Corporate Legal Counsel.

•                  Disclose in writing to Titan, inventions, copyrights, developments and discoveries conceived or reduced to practice during employment with Titan, which affect in any manner the existing or contemplated business or research activities of Titan, or result from employment at Titan, or result from the use of Titan’s time, materials, or facilities. All such material is to be treated as the sole and exclusive property of Titan.

Corporate Records

It is essential to the basic integrity of the company to represent accurately, truthfully and completely records normally and customarily maintained by a business concern.  Directors, employees and consultants have a responsibility to preserve and maintain the integrity of Titan records with due care and diligence. Statements and representations to authorized representatives of the government, auditors or other authorized outside persons should be treated in the same manner as corporate records.

All corporate records for which directors, employees and consultants are responsible must accurately reflect and be a fair presentation of the activity they record and reflect the nature and purpose of the activity.  No false or inaccurate entries shall be made in Titan’s records for any reason.

The term “records” as used here includes, without limitation, the following: time cards or other time-reporting documents, invoices and related billing documents, travel and business meeting expense reports, property or asset registers and accounting or other financial records.

Employees and consultants who are authorized to make expenditures on behalf of the company must ensure that they maintain complete records and that all transactions are properly authorized, approved, and recorded.

Accurate record keeping is very important in connection with all business transactions.

Record Retention

Titan has adopted specific document retention policies with which all directors, employees and consultants must comply.  The retention policies apply to hard copy documents and records, mechanical, electronic and magnetic records, correspondence, memoranda, electronic mail, invoices, contracts, agreements, orders, notes and drafts.

Before corporate records are destroyed, responsible employees must consult with their managers to assure compliance with the company’s record retention policies.  Documents relevant to any pending, threatened, or anticipated litigation, investigation or audit should not be destroyed for any reason until expressly authorized by the responsible representative of the Corporate Legal Counsel’s office.

International Business

Social customs and laws vary widely among countries. Specific U.S. federal laws and regulations govern the conduct of international business. Occasionally, foreign customs and laws may conflict with the laws of the United States.  Titan will comply with the laws of the United States and the laws of countries in which it does business, to the maximum extent permissible by United States law.  We will not participate in any activity that supports international restrictive trade practices such as international boycotts, or agreements to refuse to deal with potential or actual customers or suppliers.  Where common practice accepts a standard of conduct lower than ours, Titan will adhere to its own standards of conduct.   Employees involved in international business matters must be aware of and strictly adhere to applicable trade embargoes and anti-boycott provisions.

In addition, employees and consultants must be aware of and comply with the U. S. Foreign Corrupt Practices Act (“FCPA”) as well as applicable anti-bribery laws of other countries.  The FCPA prohibits the direct and indirect payment, or the offer, promise, or authorization of a payment, or anything of value to a foreign government official for the purpose of influencing an official act or decision in order to obtain or retain business, or secure any improper advantage.  The FCPA also requires Titan to maintain accurate and complete financial books, records and accounts, as well as a system of due diligence and internal controls to ensure such accuracy and completeness.  Violation of the FCPA can bring severe penalties.  Because of the complexity of law in this area, the company has developed and issued policies implementing the FCPA.  It is mandatory that all employees and consultants involved in international business become familiar with these policies.

Export of Titan’s products, and disclosure of the technology involved in such products are subject to export regulations. It is essential that Titan comply with all export licensing requirements by obtaining permits and approvals from appropriate governmental agencies.

If in doubt, Titan’s Vice President of Compliance & Ethics Officer should be consulted on any of the above matters.

Antitrust

Antitrust laws are designed to protect and promote free and fair competition. Such antitrust laws apply in the U.S. and other countries where Titan does business.  The laws prevent unfair restraint of trade through practices such as price fixing, unfair customer exclusion, supplier or customer boycotts, or other limitations of production and sales.  While expected to compete vigorously, Titan employees must also compete fairly and in compliance with U.S., state and relevant foreign antitrust provisions.  Employees dealing with other competitors are expected to know the U.S. and other applicable antitrust law which may apply and consult with Corporate Legal Counsel if their actions might be in violation of such law.  The penalties for violations of antitrust law may be severe and imposed against both Titan and the individual employees involved.

Community and Environment

As a corporate citizen of this nation and a member of the many communities in which we do business, we have an obligation to obey all laws and to behave in a responsible, ethical manner. All employees share this responsibility in the conduct of their daily activities at Titan. We should also respect the environment of these communities and exercise good judgment concerning the impacts of buildings, waste disposal, land use and other factors which may be adverse to those environments.

Employee Safety

Drugs and Narcotic Substances

Any use or possession of illegal drugs and narcotic substances by Titan employees is strictly prohibited. Drug abuse threatens the welfare of other employees and is detrimental to the Titan work environment and work ethic.

Federal laws prohibit the use or possession of illegal drugs and narcotics. Under no circumstances may such drugs or substances be brought onto Titan premises.

Safety in the Workplace

It is the intent of Titan to provide a safe work environment for its employees. Firearms, explosives and other hazardous materials or items not authorized or related to job performance are prohibited on Titan premises. All employees must exercise due care in the use, handling and storage of hazardous materials and equipment authorized and required in the course of their work. The safety and welfare of the individual and others should be of paramount concern. Adherence to applicable Federal and local safety laws and regulations and Titan safety rules and precautions are required.

Administration of Codes & Standards

Organization

The Presidents and General Managers of each segment or business unit and Corporate Officers have responsibility for ensuring that Titan’s Ethics Program is effectively communicated to their employees. In close coordination with Titan’s Vice President of Compliance & Ethics and Vice President of Human Resources, General Managers and their designees will implement employee education, training and awareness programs. On an annual basis, General Managers will ensure that employees sign a statement affirming that they have received, read and understand the Code of Ethics and Standards of Conduct. The affirmation statement should be retained in the employee’s personnel folder.

Compliance & Ethics Officer

The Board of Directors of Titan has appointed a Corporate Vice President of Compliance & Ethics as the officer responsible for the compliance and ethics duties of the company, including the administration of these Codes and Standards. This position reports directly to the Chief Executive Officer of the Corporation and indirectly to the Governance Committee of the Board of Directors The Vice President of Compliance & Ethics, together with the Vice President of Human Resources and Presidents and General Managers of each segment or business unit will ensure regular self-monitoring of compliance by all corporate and business units with these Codes.

Corporate Compliance & Ethics Council

A Corporate Compliance & Ethics Council has been established by the Board of Directors to have overall administrative responsibility for Titan’s Codes and Standards and related policies. The Corporate Compliance & Ethics Council members consist of members of Titan’s most senior management

The company’s Vice President of Compliance & Ethics will report on the activities of the Corporate Compliance & Ethics Council to the Governance Committee of the Board of Directors, which has oversight responsibility for systems of compliance, monitoring and enforcement of Titan’s codes, standards, and related policies.  The Corporate Compliance & Ethics Council will be responsible for establishing policies and procedures relating to any complaints of misconduct or incidents reported to management directly or via the Ethics Hotline.

Titan’s Internal Audit Department shall review and monitor the company’s administration and compliance with the Code of Ethics and Standards of Conduct, as well as related policies, and in consultation with the Vice President of Compliance & Ethics, will make recommendations to management and the Corporate Compliance & Ethics Council for improving the effectiveness of the Compliance & Ethics Program. In support of Titan’s Audit Committee, Internal Audit shall investigate complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and communicate the results of its investigation directly to the Audit Committee, as well as to the Corporate Compliance & Ethics Council, and the Vice President of Compliance & Ethics.

Violations

It is important that all Titan employees exercise diligence and good common sense in carrying out their daily responsibilities. Careless or deliberate violations of the company’s codes or standards may result in serious consequences for Titan and its employees. Any employee charged with a violation of these standards will be given an opportunity to explain his or her conduct before a decision on corrective action is made.  Actions that may be taken by Titan for misconduct include one or any combination of the following:

•                  Require the employee to seek professional counseling/rehabilitation.

•                  A warning or reprimand which may be entered into the employee’s personnel file.

•                  Probation.

•                  Reimbursement to the company for losses or damage.

•                  Suspension.

•                  Demotion.

•                  Employee dismissal.

•                  Civil or criminal prosecution.

When an independent review determines that a violation of law or regulation has occurred, the matter will also be reported to government agencies pursuant to procedures established by Titan.

Assistance and Information

Questions concerning ethics and conduct may be addressed to any of the following staff persons. Employees are encouraged to seek assistance as required.

Management

Your immediate supervisor or manager is available to you for any questions or concerns in regard to compliance with our policies. If, for any reason, it is not appropriate to approach your supervisor or manager, any of the following may be consulted:

General Managers

General Managers or a designated representative at the employee’s segment of Titan will be available to assist you with your questions or concerns.

Compliance & Ethics Officer

Titan’s Vice President of Compliance & Ethics can provide assistance with information and interpretations of the provisions contained within our codes and standards.

The Titan Ethics Hot Line

The Titan hot line may be used to obtain advice concerning any ethics or conduct issue.

Reporting Violations

Any Titan director, employee or consultant who becomes aware of any matter that involves a potential violation of any provision of this Code and Standards of Conduct has an affirmative responsibility to report the matter immediately to his or her manager or supervisor, to the Vice President of Compliance & Ethics, or to the Ethics Hotline.

The procedures for addressing suspected violations may include:

•                  If circumstances permit, advise the person who is suspected of wrongdoing that he or she is violating Titan policy or procedures and that corrective action should be taken immediately.

•                  If the situation is not completely or satisfactorily corrected immediately, the matter should be reported to the employee’s supervisor for correction; or

•                  If it is not practical under the circumstances to report it to the employee, or the employee’s supervisor, the situation should be addressed to the Vice President of Compliance & Ethics. In the alternative, you may report a suspected violation directly to the Hotline (see below).

• If any employee unintentionally violates Titan’s codes or standards, the employee should immediately seek assistance as required from any of the above-mentioned sources for proper resolution.

Employees who report violations may do so verbally or in writing. All reports of violations:

1.

Will be treated in confidence unless the employee otherwise agrees or disclosure is required by law. Titan will protect the identity of the person suspected of wrongdoing to the extent possible unless the violation is proved and results in disciplinary or legal action.

2.	Will be properly investigated and corrective action taken if the reported violation appears to be valid.
3.	Will result in a response to the reporting employee as to whether the matter will be investigated or dismissed for reason.

Written reports of violations should be addressed to the Vice President of Compliance & Ethics at ethics@titan.com.  Oral reports may be made in confidence over the Ethics Hotline at (800) 916-0727 (703-434-4750).

It is Titan’s policy to encourage reporting of misconduct where it exists. Titan will protect employees who report instances of misconduct against any retribution, discrimination or other adverse consequences of making such a report. It shall be a violation of this Code for any employee to retaliate in any way against any person for reporting in good faith any suspected violation.

Reporting of Concerns Regarding Accounting, Internal Controls and Auditing

In addition to the reporting methods discussed above, accounting, internal controls, or auditing concerns can be raised to the Vice President of Internal Audit anonymously.  This includes submission of inquiries regarding questionable accounting or auditing matters.  If you wish to raise a concern, you should call the Ethics Hotline at (800) 916-0727 (703-434-4750) or send an email to ethics@titan.com.  Your concern will then be promptly communicated to the Vice President of Internal Audit.  Complaints relating to Titan’s accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.

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STATEMENT OF AFFIRMATION

I have received and read the TITAN Code of Ethics and Standards of Conduct booklet.  I understand that I have an ongoing obligation and requirement to:

•                  Report all improper conduct, inadvertent or otherwise;

•                  Report all actual or apparent conflicts of interest;

•                  Seek clarification or counsel from my supervisor if unsure of my obligations and requirements;

•                  Provide a full written disclosure to TITAN of any outside business activities.

I understand that I have an affirmation responsibility to immediately report to my supervisor, manager, or the Corporate Vice President for Compliance &  Ethics any matter that involves a potential violation of any provision of the Code of Ethics and Standards of Conduct.  I will abide by the TITAN Code of Ethics and Standards of Conduct.

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